As filed with the Securities and Exchange Commission on January 2, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEXTTRIP, INC.

(Exact name of registrant as specified in its charter)

Nevada	4724	27-1865814
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3900 Paseo del Sol

Santa Fe, New Mexico 87507

(954) 526-9688

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William Kerby

Chief Executive Officer

NextTrip, Inc.

3900 Paseo del Sol

Santa Fe, New Mexico 87507

(954) 526-9688

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Ficksman, Esq.

TroyGould PC

1801 Century Park East, Suite 1600

Los Angeles, CA 90067

(310) 789-1290

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto, that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder listed herein may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy the securities in any state where offers or sales are not permitted.

PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 2, 2026

2,000,000 Shares of Common Stock

This prospectus relates to the resale or other disposition from time to time by the selling stockholder named in this prospectus of up to 2,000,000 shares of our common stock (the “Shares”), which are comprised of: (i) 1,000,000 shares of common stock (the “Placement Shares”) that were issued to the selling stockholder; and, (ii) 1,000,000 shares of common stock (the “Warrant Shares”) issuable upon exercise of warrants (the “Warrants”) issued to the selling stockholder, in each case pursuant to a Securities Purchase Agreement we entered into with the Selling Stockholder on December 22, 2025. See the section of this prospectus entitled “The December 2025 Private Placement Transactions” for additional information regarding the transactions that we entered into with the selling stockholder, including a summary of the terms and conditions of the agreements we entered into with the selling stockholder and other parties.

The prices at which the selling stockholder may resell the Shares offered hereby will be determined by the prevailing market price for the Shares or in negotiated transactions. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the Shares by the selling stockholder. However, upon the selling stockholder’s exercise of the Warrants by payment of cash, we will receive the exercise price of the Warrants.

The selling stockholder may sell or otherwise dispose of the Shares of our common stock in a number of different ways and at varying prices. We provide more information about how the selling stockholder may sell the Shares in the section titled “Plan of Distribution” on page 20 of this prospectus.

Our common stock is traded on The Nasdaq Capital Market tier of The Nasdaq Stock Market, LLC under the symbol “NTRP.” The last reported sale price of our common stock on the Nasdaq Capital Market on December 30, 2025 was $3.01 per share.

You should read this prospectus, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” carefully before you invest in any of our securities.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, are eligible for reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before making an investment decision, please read “Risk Factors” on page 17 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is .

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling stockholder named herein may, from time to time, offer and sell or otherwise dispose of the Shares covered by this prospectus. As permitted by the Rules and Regulations of the SEC, the registration filed by us includes additional information not contained in this prospectus. By using this registration process, the selling stockholder named in this prospectus may offer and sell shares of our common stock from time to time in one or more transactions, as described under “Plan of Distribution.”

This prospectus provides you with a general description of the securities that the selling stockholder named herein may offer. We may add, update or change in a prospectus supplement any of the information contained in this prospectus or the documents incorporated by reference. For further information about our business and our securities, you should refer to the registration statement and the reports incorporated by reference in this prospectus, as described in “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. You should rely only on the information contained in this prospectus and in any prospectus supplement (including in any documents incorporated by reference herein or therein). You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date. Neither we, nor the selling stockholder, have authorized any other person to provide you with different or additional information. Neither we, nor the selling stockholder, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide.

This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. Except as otherwise set forth in this prospectus, neither we nor the selling stockholder have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management’s estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management’s estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management’s estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Risk Factors” and “Cautionary Statement on Forward-Looking Statements.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

NextTrip, Inc., the NextTrip logo and other trademarks or service marks of NextTrip appearing in this prospectus are the property of NextTrip, Inc. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames.

ii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision in our securities. Before investing in our securities, you should carefully read this prospectus, any applicable prospectus supplement, and any documents incorporated by reference, including the information contained under the heading “Risk Factors” beginning on page 17 in this prospectus and under similar headings in our recent Annual Report on Form 10-K for the fiscal year ended February 28, 2025, before making an investment decision. As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “Company,” and “NextTrip” refer to NextTrip, Inc. and its subsidiaries.

Business Overview

NextTrip is an early-stage, technology-driven travel company developing an integrated travel booking and media platform designed to connect leisure, group and business travelers to the world. Our travel booking platform is powered by our proprietary NXT2.0 booking engine, which offers extensive inventory, supporting both travelers and distributors with a platform for curating personalized experiences and efficient trip planning and booking. We market our travel services through several core brands including NextTrip Vacations (direct-to-consumer leisure travel), Five Star Alliance (luxury and cruise bookings) and NextTrip Business (small-to-mid-sized corporate travel) and differentiate our platform through specialty features, including specialized widgets for groups (the “Groups Platform”) and travel agents (the “Travel Agent Platform”) and PayDlay, a delayed payment booking option. Complementing our booking engine are our media properties, including Journy.tv and Travel Magazine, which provide destination content that we believe will drive high-intention traffic into our booking funnel and, over time, constitute a separate high-margin advertising revenue stream.

By integrating our media properties with our travel booking platform, our ambition is to build a next-generation travel solution for consumers, allowing them to better research and explore desired travel destinations. To accomplish this, we will be using content from ours and others’ media platforms featuring travel videos, blogs and articles along with access to curated travel products from our strategic partnerships, all supported by our technology and call center agents. Upon full integration of our travel and media platforms, we believe our offers will both inspire and empower consumers to make informed choices when booking. This contrasts with the existing online travel agency (“OTA”) model that focuses on volume bookings with little to no service support.

Current Scale and Going Concern

We are in the earliest stages of commercial operations.

For the fiscal years ended February 28, 2025, and February 29, 2024, we generated aggregate revenues of approximately $0.5 million and $0.46 million, respectively, derived from travel bookings, which include the sale of travel products such as airline tickets and hotel rooms as well as travel services such as travel insurance and ground activities.

For the six months ended August 31, 2025, and August 31, 2024, we generated aggregate revenues of approximately $0.90 million and $0.34 million, respectively, derived from travel bookings, which include the sale of travel products such as airline tickets and hotel rooms as well as travel services such as travel insurance and ground activities.

Due to uncertainties regarding our ability to meet our current and future operating and capital expenses, there is substantial doubt about our ability to continue as a going concern for 12 months from the date of filing of our most recent Quarterly Report on Form 10-Q for the quarter ended August 31, 2025, which was filed with the SEC on October 15, 2025, and the report of our registered independent public accounting firm filed with our Annual Report on Form 10-Q our the fiscal year ended February 28, 2025 contains a going concern qualification.

We expect to continue to incur net losses and negative cash flows from operations for the foreseeable future as we invest in technology enhancements, supplier relationships, and marketing initiatives. Throughout this prospectus, whenever we discuss our operational achievements, ecosystem, or growth plans, you should consider that we presently have nominal revenues, limited operating history, minimal brand awareness, and will require significant additional capital to execute our business model.

1

NXT2.0 – Our Integrated Travel Booking Platform

At the core of our business is our proprietary, direct-to-consumer NXT2.0 travel booking engine, which has been continually enhanced and developed through a series of acquisitions of a variety of media and travel assets. NXT2.0 powers several websites, including our main leisure site, nexttrip.com, and fivestaralliance.com, our widgets for The Groups and Travel Agent Platforms, as well as providing travel booking solutions for our media hubs, Journy.tv, and travelmagazine.com. We serve both leisure and business travelers by offering them access to travel blogs, videos and concierge assistance to aid in planning travel, coupled with our proprietary booking platform for the direct purchase of flights, hotels, vacation homes, cruise, tours, and other travel products. Our content includes destination guides, maps and travel tips, designed to help travelers plan memorable trips and book those trips on our travel platform.

Development of the Platform

NextTrip (formerly Monaker Group) initially marketed alternative lodging rentals through its proprietary NXT1.0 booking engine, but in June 2022 it materially advanced its technological capabilities by acquiring the Bookit.com platform, included the Bookit.com booking engine, customer lists, all content associated with hotel and destination product in the booking engine, including pictures, hotel descriptions, restaurant descriptions, room descriptions, amenity descriptions, destination information, and source code related thereto, as well as all contracts and agreements of Bookit.com. Previously, the acquired technology powered the Bookit.com business, a well-established online leisure travel agent generating over $400 million in annual sales as recently as 2019 (pre-pandemic). Since 2022, we have been focused on the integration of Bookit.com technology, source code and application programming interfaces (APIs) into the NXT2.0 technology platform, which serves as a base for current and future technology projects as well as proprietary system enhancements and the development of additional specialized features and core brands. This is one of the key areas of focus related to integrating APIs into the NXT2.0 technology platform. This process involves first identifying travel providers, negotiating relevant contracts, obtaining API keys and agreeing to terms of use. NextTrip developers then write code to connect the APIs into the NXT2.0 platform, map and normalize the relevant data and then complete the front-end user interface integration. As part of the acquisition of the Bookit.com assets, NextTrip was afforded access to approximately 250 third-party travel suppliers with previously developed APIs that gave Bookit.com access to these significant travel products. Although the relevant contracts were terminated when Bookit.com was closed during the COVID-19 pandemic, NextTrip acquired all the data, tools and APIs to re-approach such travel providers for a seamless re-launch of previously existing product offerings, which is helping to accelerate NextTrip’s entry into a wide range of markets. It would have been very difficult and costly for NextTrip, as a new and smaller player in the travel industry, to acquire such access, data and APIs to reach such a level of product offerings organically without the Bookit.com acquisition.

We launched our platform in May 2023 with limited listings. Since then, we have scaled by adding strategic product suppliers resulting in over four million hotel properties, vacation rental homes and cruise products, giving NextTrip a comprehensive global leisure travel inventory base.

Travel Products and Services

As with many OTAs or booking engines in the travel industry, a travel booking platform is the technological foundation of the business. NextTrip’s travel-product strategy relies on the NXT2.0 booking engine, whose commercial viability depends on a mix of higher-margin direct contracts and lower-margin, third-party API inventory which broadens the platform’s reach. The Company’s principal objective is to negotiate fixed-base-pricing agreements that confer pricing control and margin optimization; these contracts permit the Company to deploy competitively priced promotions while preserving profitability. Early initiatives have concentrated on hotel and vacation suppliers, including the April 3, 2025 agreement under which NextTrip became the exclusive booking engine for Intimate Hotels of Barbados, a consortium of more than 35 independent properties.

This flexibility affords us the opportunity to run specials on travel offerings that are highly competitive, but we will require additional funding to support comprehensive marketing and awareness campaigns to attract new customers. Until this happens, we are working to target customers with low dollar marketing campaigns in the leisure travel space, as well as pursuing strategic partnerships and specialized travel offerings (e.g. Groups Platform), while maintaining competitiveness within our marketplace through adjustment of pricing.

2

To supplement and scale its proprietary content, NextTrip has layered in third-party inventory through API integrations, thereby furnishing users with comprehensive, one-stop access to more than four million hotels, vacation rentals, cruises, and activity products worldwide. This phase commenced with the acquisition of BookIt.com and associated access to Expedia’s global hotel database and has since expanded to encompass strategic alliances with Nuitée, Global Distribution Systems, Signature Vacations, and other third-party suppliers. The Company has also strengthened its luxury and cruise offerings through the acquisition of Five Star Alliance, whose curated portfolio of over 5,000 five-star properties and 400,000 monthly site visitors, resulting in an industry coveted 4.9-star Trustpilot rating, helps enhance NextTrip’s technology-driven platform. Collectively, these integrations intend to provide the inventory depth necessary to activate NextTrip’s specialty features, facilitate cross-selling, and establish a scalable foundation for future direct-contract growth. See “Recent Developments – Acquisition of Five Star Alliance” for more details on the transaction.

The acquisition of TA Pipeline in August 2025 represents a significant milestone in NextTrip’s expansion of its Groups and MICE (Meetings, Incentives, Conferences, Exhibitions) vertical, an area with strong growth potential and margin contribution. TA Pipeline has established itself as a premier group-travel agency platform with deep expertise in delivering end-to-end solutions for conferences, conventions, weddings, and affinity groups, often servicing groups ranging from 50 to 5,000 travelers. Its strong relationships with suppliers, planners, and affinity partners align seamlessly with NextTrip’s vertically integrated “content-to-commerce” ecosystem, providing:

●	High-Value Customer Base: The acquisition expands NextTrip’s reach into large group travel organizers, a segment characterized by high transaction values and repeat business.
●	Technology & Synergies: By integrating TA Pipeline’s customer pipeline into NextTrip’s proprietary NXT2.0 booking technology, PayDlay financing tool, and concierge services, the Company is positioned to enhance conversion rates and drive incremental travel bookings.
●	Cross-Media Leverage: TA’s group and event-based customers will be supported by NextTrip’s media brands (JOURNY.tv, and Travel Magazine 2.0), creating new marketing opportunities and accelerating NextTrip’s dual revenue model of advertising and travel bookings.

The TA Acquisition exemplifies the Company’s “buy-and-build” strategy of acquiring complementary assets that are accretive to revenues and synergistic with NextTrip’s broader vision of redefining how consumers and organizations discover, plan, and book travel. See “Recent Developments – Acquisition of TA Pipeline” for more details on the transaction.

NextTrip’s offerings include a mixture of direct contracts and third-party API content which span leisure and business travel, alternative lodging, wellness travel, and media solutions, engaging customers throughout their travel journey with both individual and packaged options. Such product offering highlights include:

●	NextTrip Leisure – A robust booking engine providing customized vacation packages, flights, hotels, tours, wellness vacations, cruise and group travel options.

●	NextTrip Luxury & Business – Five Star Alliance provides access to over 5,000 luxury hotel properties worldwide featuring booking, expense reporting, concierge services, and 24/7 support.

●	NextTrip Cruises – a fully integrated cruise booking engine providing access to over 10,000 sailings and 35 cruise partners. Travelers benefit from exclusive pricing, concierge service, and bundled packages that include transfers, pre- and post-cruise stays, and expert travel support.

●	NextTrip Solutions – A suite for product management and white-label solutions, including property management, vacation rentals, and a portal to support travel agents – the Travel Agent Platform.

●	NextTrip Media – Travel Magazine and Journy.tv, offering travelers inspiration and information through articles, videos, and immersive digital experiences. This will include personalized travel content for users to explore and share with friends and family.

3

NXT2.0 Platform Features

Our NXT2.0 travel booking platform at nexttrip.com offers tools for browsing and comparing flights, hotels, tours, cruises and activities. Additionally, we allow travelers to defer payments on select vacation packages with our proprietary PayDlay program. PayDlay allows travelers to purchase travel with a small deposit and make subsequent payments between purchase and the week before travel. Registered NextTrip travelers can manage bookings, receive updates on special offers, and subscribe to newsletters with travel tips and destination highlights. Security is a priority, with rigorous content screening and Payment Card Industry compliance to safeguard customer information. The platform further distinguishes itself through exclusive supplier partnerships that yield preferential rates, targeted promotions, and inventory advantages, while its robust architecture supports complex group bookings—covering conferences, conventions, and destination weddings via a specialized Groups Platform—and equips over 150 beta-testing professionals with a Travel Agent Platform that streamlines multi-passenger reservations.

As NextTrip executes its business model by increasing its inventory base and expanding key partnerships, it plans to launch a series of additional features designed to benefit its users. We intend to further integrate NextTrip’s media features with its booking system, bringing together travel content and itinerary management in one interface. The “My Journy” personalized travel-planning magazine is intended to provide editorial features, destination information, and user-specific offers based on analysis of past searches and bookings. By including this content in the booking process, NXT2.0 aims to turn browsing into bookings more efficiently and give suppliers better opportunities to promote their products. NextTrip also plans to introduce a multi-level Rewards program that gives benefits for repeat bookings, using different channels, and social interactions within the platform. A planned group chat and sharing feature will let families, friends, and corporate groups work together on itinerary changes in real time. These developmental features are designed to encourage customer loyalty and keep users engaged with NXT2.0. An AI-powered travel assistant is in development which is intended to provide recommendations, price alerts and support, offering services usually found in premium travel agencies in a digital format. Following the initial launch of the Travel Agent Platform, NextTrip is continuing development on new tools for travel agents. With new product options like cruises, wellness retreats, and extra experiences, NXT2.0 aims to attract more leisure and business travelers. These updates are intended to boost user engagement, speed up bookings, and increase customer value, while giving NextTrip a competitive edge through technology and personalized data.

NextTrip Integrated Media Solutions

In addition to the key features, robust inventory, and focus on underserved market opportunities like groups and travel agent bookings, a key differentiator benefiting the growth and development of our NXT2.0 booking engine is our media strategy which, when fully integrated with NXT2.0, is intended to offer a comprehensive travel and media ecosystem designed to guide and support consumers throughout their travel experience from inspiration to booking, to travel to sharing the journey on social media.

4

NextTrip leverages its media brands—TravelMagazine.com and Journy.tv—as strategic tools to generate travel bookings by integrating content, marketing, and booking technology as well as to generate advertising revenues for third-party content. The strategy includes generating content marketing and inspiration, integrating booking opportunities into that content and generating feedback from such advertising data to better target and identify travel interests and intent, which is intended to lead to growing brand trust and authority and future partnerships and opportunities for sponsored advertising content.

By combining engaging travel content with seamless booking technology and targeted marketing, NextTrip’s media brands serve as both inspiration engines and direct booking channels. This holistic approach helps capture travelers at every stage of the decision-making process, ultimately driving more bookings through the NXT2.0 platform and independent advertising revenue.

Key media brands and partnership include:

●	Travel Magazine – TravelMagazine.com is our media hub. It is an online travel publication that provides articles, guides, tips, and inspiration for travelers. Coming soon is “My Bucket List,” a platform where travelers can create and share personalized travel lists, supported by booking features and local insights.

●	Journy.tv – In April 2025, we acquired Journy.tv, a Free Ad-Supported Streaming TV (“FAST”) Channel that specializes in travel, adventure, and culture-focused content. In July 2025, we merged Compass.tv, our AVOD (Advertising-based Video on Demand) platform designed to provide streaming television content, into Journy.tv to create a unified offering of both FAST and VOD assets.

5

●	Promethean – Promethean is our proprietary interactive video overlay platform which is intended to drive ad revenue and facilitate content-to-commerce integration.

●	Leap Media – In December 2024, NextTrip announced its collaboration with Leap Media Group, a respected leader with over 35 years in TV advertising, media planning and buying, to support the launch of advertising on Journy.tv by delivering branded entertainment content and advertising seamlessly across its platform.

●	Blue Fysh – In February 2025, the Company and Blue Fysh Holdings Inc. (“Blue Fysh”) entered into a share exchange agreement creating minority ownership positions between the entities, as part of their mutual efforts to work together to expand each company’s business opportunities. See “Recent Developments – Blue Fysh Share Exchange” for more details on the transaction.

The strategic partnership between NextTrip and Blue Fysh is intended to focus on:

●	Expanded audience reach integrating NextTrip’s FAST Channel (Journy.tv), media platform (TravelMagazine.com), and travel products platform (NextTrip.com) with Blue Fysh’s expertise in digital OOH solutions throughout North America;

●	Increased advertising revenue by leveraging their combined media assets, to enhance their ability to broaden reach, deployment, and higher expected advertising fees, providing greater value to advertisers and stakeholders;

●	Enhanced sales efforts with NextTrip utilizing Blue Fysh’s strategic sales relationships to contribute advertising sales across NextTrip’s media platforms; and

●	Increased Brand Awareness as a result of Blue Fysh’s media relationships and digital displays to help create flash marketing campaigns to raise awareness of NextTrip and highlight NextTrip’s travel products and services as well as its media properties, Journy.tv and Travel Magazine.

6

Revenue Strategy and Development of an Integrated Travel and Media Ecosystem

NextTrip’s revenue strategy and business model focuses on integrating its Media and Travel divisions, offering users a comprehensive ecosystem designed to guide and support them throughout the travel experience. Presently, NextTrip generates revenue through two core methods: travel bookings and advertising revenue.

Travel Bookings and Related Services

NextTrip, like many OTAs and travel platforms, can generate revenue through a variety of channels. The specific mix depends on the continued development of our platform, execution of our business model, partnerships, and the types of services we offer at any given time.

Product sales are generally structured either: (1) as a set commission on the sale of a travel product whereby the supplier or wholesaler controls the pricing (as is the case with the majority of Five Star Alliance products), or (2) through a direct, negotiated contract between product supplier and the Company (as is the case with the majority NextTrip’s products) which allows the Company to set its own retail pricing based upon market forces and a need to maintain a markup above its fixed cost. Commission-based travel products are generally lower margin than directly negotiated travel products.

The flexibility of directly negotiated contracts affords the Company the opportunity to both run specials that are highly competitive but result in low margins, or to simply adjust pricing to maintain competitiveness within its market. Key factors that affect revenues and profitability include competitive market pressures from other travel suppliers and distributors, variable contract terms, marketing budget to create awareness, and seasonality.

Leisure travel bookings currently generate the majority of our nominal revenues. This includes the sale of travel products such as airline tickets, hotel rooms, and cruises as well as travel services such as travel insurance and ground activities. While we believe this revenue can be accelerated with an enhanced marketing budget, management has largely focused on supplements to its travel offerings by including travel technology products such as our Travel Agent and Groups Platforms.

Additionally, offering concierge-level customer support, trip planning assistance or other premium features can provide peace of mind and added convenience and may result in premium service fees added to the cost of booking, which represents direct revenue for NextTrip.

Advertising

The Company is building its own media and advertising ecosystem through Travel Magazine, and Journy.tv. These media platforms are designed to allow users to explore and educate themselves on travel. The revenue strategy in the media division is two-pronged: (1) as the number of viewers/users grows, it drives the advertising rates the Company can charge third-parties to promote travel products and services to our audience and (2) outside of the direct advertising dollars generated from our media platforms which are expected to become a key driver of higher margin revenue than those earned from travel product sales, but as the audience grows it will provide additional opportunities for NextTrip to promote its own travel offerings to highly targeted viewers, thus lessening the need for spending significant marketing dollars through other mediums to attract consumers.

To drive this initiative, the Company has entered into partnerships with Travel Spike and Leap Media Group, respected leaders in the travel category with decades of experience in TV advertising, media planning and buying. Journy.tv is now equipped to deliver branded entertainment content and advertising seamlessly across its platform, supported by targeted media strategy designed to optimize revenue well delivering high quality content to travel enthusiasts.

Development of Integrated Revenue Model – Strategy and Current Status

As the Company is still in the developmental phase of its commercial operations and has thus far realized only nominal revenues, the successful execution of our business strategy is predicated upon our capacity to broaden and deepen our supplier base, cultivate and maintain a robust customer network, and obtain adequate financing to underwrite our marketing initiatives and continued product development. There can be no assurance that we will be able to accomplish any of these objectives.

7

NextTrip is in the early stages of development and roll out of its comprehensive travel and media model. While the products introduced to date (See above “NXT2.0 Platform Features – Existing Features”) are now functional and responsible for the current, nominal revenue generation of the Company, the corresponding revenue streams are currently both small and unpredictable relative to the established travel industry leaders.

While our core marketing initiatives have been handicapped due to budget constraints, we have undertaken limited promotions focused on higher margin products, in sought after vacation regions like Mexico and the Caribbean. Recognizing these marketing budget restraints, we focused our efforts on expanding our product offering globally with major suppliers, including Expedia and Nuitée, among others. Management believes this was a critical step to allow for the launch and promotion of specialty travel services like NextTrip’s Groups Platform (i.e. destination weddings, conferences and conventions), NextTrip Travel Agents Platform and business-focused travel offerings. These types of programs require unique technologies, broad global inventory offerings, and specialized servicing. Key to this development is the fact that the platforms fall outside of the typical OTA business model, thereby justifying the supply of travel products from large OTAs, which in turn supports our platforms while being mutually beneficial to both parties.

Our ability to capitalize on existing travel technology platforms is severely restricted due to the lack of funding to drive marketing programs. Enhancements to the existing platforms along with the introduction of new programs under development (See above “NXT2.0 Platform Features – Features in Development”) are needed to complete the model. The timeline to complete these programs is dependent upon our ability to raise capital; however, we believe that most programs can be delivered within 180 days of obtaining such necessary funding. Once fully functioning, we believe the model will deliver accelerated growth as its “conversion technology” focuses on underserved areas in the travel sector utilizing platforms (i.e. PayDlay, Groups bookings and Travel Agents) that are not well serviced by the major travel industry leaders. Additionally, we have introduced engagement and media solutions (i.e. Journy.tv and Travel Magazine), allowing users to better plan future travel. We believe a natural extension of providing users with media solutions to assist with travel planning will further the development and growth of a NextTrip ecosystem. This ecosystem is expected to assist NextTrip in reducing external marketing expenditures while creating a new revenue channel from targeted and timely advertising designed to assist users in their travel planning. Upon completion of the NextTrip model, the Company expects to drive revenues from travel solutions outside of the focus of major travel competitors as highlighted in the table above.

8

The Company has also engaged Save Your Day Films, a London-based production company celebrated globally for award-winning factual programming and captivating travel content, as an in-house production partner to deliver exclusive content as part of Media strategy, driving traffic, cross-promotional opportunities and licensing revenues.

Organizational History

Reverse Acquisition of NextTrip Holdings

On October 12, 2023, the Company (formerly known as Sigma Additive Solutions, Inc.) entered into a Share Exchange Agreement with NextTrip Holdings, Inc. (“NTH”), NextTrip Group, LLC (“NTG”) and William Kerby (the “NTH Representative”), pursuant to which the Company acquired NTH (the “NextTrip Acquisition”) in exchange for shares of our common stock, which we refer to as the Exchange Shares. The NextTrip Acquisition was consummated on December 29, 2023. As a result, NTH became a wholly owned subsidiary of the Company.

Upon the closing of the NextTrip Acquisition, the shareholders of NTG (collectively, the “NTG Sellers”), were issued a number of Exchange Shares equal to 19.99%, or 156,007 shares, of our issued and outstanding shares of common stock immediately prior to the closing. Under the Share Exchange Agreement, the NTG Sellers were entitled to receive additional shares of our common stock, referred to as the Contingent Shares, subject to NTH’s achievement of future business milestones (the “Milestone Events”) specified in the Share Exchange Agreement as follows:

Milestone Event	Date Earned	Contingent Shares	Status as of the date of this Prospectus
Launch of NTH’s leisure travel booking platform by either (i) achieving $1,000,000 in cumulative sales under its historical “phase 1” business, or (ii) commencement of its marketing program under its enhanced “phase 2” business.	As of a date six months after the closing date	1,450,000 Contingent Shares	Achieved. Marketing program under “phase 2” has commenced.

Launch of NTH’s group travel booking platform and signing of at least five (5) entities to use the Groups Platform.	As of a date nine months from the closing date (or earlier date six months after the closing date)	1,450,000 Contingent Shares	Achieved. Five groups have been contracted to use the Groups Platform.

Launch of NTH’s Travel Agent Platform and signing up of at least 100 travel agents to the platform (which calculation includes individual agents of an agency that signs up on behalf of multiple agents).	As of a date 12 months from the closing date (or earlier date six months after the closing date)	1,450,000 Contingent Shares	Achieved. The company has signed up more than 175 travel agents to its Travel Agent Platform.

Commercial launch of PayDlay technology in the NXT2.0 system.	As of a date 15 months after the closing date (or earlier date six months after the closing date)	1,650,000 Contingent Shares, less the Exchange Shares issued at the closing of the Acquisition	Achieved. PayDlay has been commercially launched.

The Contingent Shares, together with the shares of our common stock issued at the closing, was not to exceed 6,000,000 shares of our common stock, or approximately 90.2% of our issued and outstanding shares of common stock immediately prior to closing.

9

In connection with the NextTrip Acquisition, the Company and Nasdaq determined that the issuance of Contingent Shares upon achievement of any one of the Milestone Events would result in a change in control of the Company under Nasdaq Listing Rule 5635(a). Pursuant to Nasdaq Listing Rule 5110(a), the Company was required to submit an initial listing application with Nasdaq and to obtain Nasdaq approval of the initial listing application prior to the issuance of the Contingent Shares.

On March 25, 2025, the Company received a letter from Nasdaq notifying the Company that it had approved the Company’s initial listing application in connection with the issuance of the Contingent Shares. On March 26, 2025, the Company issued the NTG Sellers an aggregate of 4,393,993 of the Contingent Shares in satisfaction of the Company’s obligations under the Share Exchange Agreement. As a result of Nasdaq’s approval of our initial listing application, the issuance of the Contingent Shares was completed in compliance with Nasdaq Listing Rule 5110(a) and the Company’s shares of common stock continue to trade on the Nasdaq Capital Market under the symbol “NTRP.”

On May 5, 2025, as a result of the achievement of the fourth and final business milestone, the remaining 1,450,000 Contingent Shares were issued to the NTG Sellers. No additional shares are issuable pursuant to the Share Exchange Agreement as of the date of this Annual Report.

In July 2025, Mr. Kerby, in his capacity as the NTH Representative, informed the Company of his election to exercise the Board Appointment Rights pursuant to the Share Exchange Agreement and designated Stephen Kircher, Jimmy Byrd, Carmen Diges and David Jiang (collectively, the “NTH Appointees”) as the individuals to replace the continuing legacy Sigma directors. On July 14, 2025, the Board appointed the NTH Appointees as directors of the Company, in each case effective July 28, 2025, at which time Salvatore Battinelli, Jacob Brunsberg, Dennis Duitch and Kent Summers will resign as directors of the Company.

On July 14, 2025, the Board also adopted a resolution to increase the size of the board from five to seven members, in accordance with Article III, Section 1 of the Company’s Amended and Restated Bylaws, as amended, and appointed William Kerby, the Company’s Chief Executive Officer, and Andy Kaplan as directors to fill the two newly created vacancies, in each case effective July 17, 2025.

As a result of the foregoing, the Board Appointment Rights provided in the Transaction Documents related to the Milestone Events have been exercised. See “Risk Factors – We may be deemed in default of our Share Exchange Agreement with NextTrip Holdings (NTH) which would put us at risk of potential claims” for more details on the risks associated with the Forbearance Agreement.

Historical Monaker Group Business

NextTrip’s travel business was the principal business of NextPlay Technologies, Inc. (then, Monaker Group, Inc. (“Monaker”)) until June 30, 2020, when Monaker entered into a share exchange transaction with HotPlay Enterprise Limited (“HotPlay”), resulting in HotPlay becoming a wholly owned subsidiary of Monaker and HotPlay’s business becoming the principal business of Monaker. Prior to this share exchange, the primary focus of Monaker had been its travel business, which included the sale of vacation rentals, and in particular, alternative lodging rentals (“ALRs”), to consumers through its proprietary booking engine. To support its travel offerings, Monaker introduced travelmagazine.com, featuring travel and lifestyle content to appeal to travelers researching destinations and planning future vacations. In January 2023, NextPlay spun the NextTrip business out to its founders to separate it from NextPlay’s primary business. This resulted in NTG operating the NextTrip business, which was held in its wholly-owned subsidiary, NTH.

Acquisition of Bookit.com Asset

Following NTH’s separation from NextPlay, NTH acquired a travel platform, Bookit.com, in June 2022 to help power NTH’s proprietary NXT2.0 booking technology. Pursuant to the terms of its asset purchase agreement, in exchange for a cash payment of $600,000, NTH acquired the Bookit.com booking engine, customer lists, all content associated to hotel and destination product in the booking engine, including pictures, hotel descriptions, restaurant descriptions, room descriptions, amenity descriptions, and destination information, and source code related thereto (the “Purchased Assets”). The Purchased Assets included: (i) all permits and licenses related to the purchased assets; (ii) all contracts and agreements of Bookit.com (the “Assumed Contracts”); and (iii) any goodwill related to the Purchased Assets. Further to the APA, NTH agreed to assume any obligation or liability of Bookit.com, and any related claims, whether asserted prior to or following the Purchased Assets, with the exception of: (i) all tax obligations and liabilities of any nature arising in connection with or related to Bookit.com and/or the Purchased Assets prior to the closing date, and (ii) any post-closing payment or performance obligations arising under the Assumed Contracts.

10

Acquisition of Five Star Alliance

On February 6, 2025, the Company entered into a Membership Interest Purchase Agreement (the “FSA Purchase Agreement”) with FSA Travel, LLC (“FSA”), John McMahon, as Majority Member, and the other members of FSA included on the signature page thereto (Mr. McMahon together with such other members, collectively the “FSA Members”). Pursuant to the FSA Purchase Agreement, on February 10, 2025 (the “Initial Closing Date”), the Company purchased 9,608 membership units of FSA (equal to a 49% ownership stake in FSA immediately after closing) (the “Initial Interests”) in exchange for the Company’s (i) payment of $500,000 in cash and (ii) issuance of 161,291 shares of newly designated Series O Nonvoting Convertible Preferred Stock of the Company (“Series O Preferred”) to FSA. In connection with, and as a condition to, the Initial Closing, the Company entered into employment agreements with Mr. McMahon and Courtney May, each of whom became employees of the Company as of the Initial Closing Date.

In addition, subject to satisfaction of the conditions discussed below, the FSA Purchase Agreement provided the Company with an option (the “Option”), in its sole discretion, to purchase the remaining 51% of the membership units from the FSA Members within 60 days of the Initial Closing Date (the “Final Closing Date”), in exchange for (i) the payment by the Company to the FSA Members of an aggregate of $500,000 in cash and (ii) the issuance of an aggregate of 161,291 shares of Series O Preferred to the FSA Members (the “Final Closing”). The Company’s Option was subject to, and contingent upon, satisfaction of the following conditions: (i) the continued employment of Mr. McMahon and Ms. May by the Company, subject to limited exceptions, (ii) the completion of a $2,000,000 capital raise by the Company, and (iii) the continued operation of FSA by FSA’s existing management until the Final Closing Date.

On April 9, 2025 (the “Final Closing Date”), upon FSA’s agreement to waive the capital raise condition to closing, the Company exercised the Option and, in satisfaction of its obligations under the Purchase Agreement in connection with the Final Closing, the Company paid the FSA Members an aggregate of $500,000 in cash and issued the FSA Members an aggregate of 161,291 shares of Series O Preferred. As a result, as of the Final Closing Date, the Company acquired the remaining 51% of the membership units in FSA and FSA became a wholly owned subsidiary of the Company.

In addition to the above consideration, the FSA Purchase Agreement provided that the Company shall make additional payments to the FSA Members upon achievement of certain milestones, as follows:

1.	The payment of $100,000 in cash and the issuance of 32,258 shares of Series O Preferred at such time as FSA shall have Travel Bookings of Travel Products for five groups by FSA, the commissions to FSA for which are scheduled to be collected after the Final Closing;
2.	The payment of $100,000 in cash and the issuance of 32,258 shares of Series O Preferred at such time as FSA shall have Travel Bookings of cruise related Travel Products, the gross cumulative cost of which to the customers is greater than or equal to $25,000 and the commissions for which are scheduled to collected after the Final Closing;
3.	The payment of $100,000 in cash and issuance of 32,258 shares of Series O Preferred at such time as FSA shall deliver all necessary passcodes to allow NextTrip full remote access to the FSA booking engine for use by NextTrip; and
4.	The payment of $100,000 in cash and issuance 32,258 shares of Series O Preferred at such time as FSA shall have Travel Bookings for Travel Products, the cumulative gross cost of which to the customers is greater than or equal to $1 million and the commissions for which are scheduled to be collected after the Final Closing.

11

On April 28, 2025, the parties determined that each of the foregoing milestones had been achieved, and in satisfaction of its obligations under the FSA Purchase Agreement, the Company paid the FSA Members an aggregate of $400,000 in cash and issued the FSA Members an aggregate of 120,967 shares of Series O Preferred.

Blue Fysh Share Exchange

On February 24, 2025, the Company and Blue Fysh entered into a share exchange agreement (the “BF Share Exchange Agreement”) whereby Blue Fysh agreed to issue 82 restricted shares of its common stock to the Company, representing a ten percent (10%) interest in Blue Fysh, in exchange for 483,000 restricted shares of Series N Nonvoting Convertible Preferred Stock (the “Series N Preferred”) of the Company at an issuance price of $5.00 per share (the “BF Share Exchange”). The BF Share Exchange closed on February 28, 2025. The parties entered into the BF Share Exchange Agreement, creating minority ownership positions between the entities, as part of their mutual efforts to work together to expand each company’s business opportunities.

Journy.tv Asset Purchase

On April 1, 2025, the Company entered into an asset purchase agreement (the “Journy.tv Purchase Agreement”) with Ovation LLC (“Ovation”), pursuant to which the Company purchased assets, including without limitation trademarks, domains, apps and certain agreements, and assumed certain liabilities related to Ovation’s Journy.tv business (the “Journy.tv Acquisition”). The Journy.tv Acquisition closed on April 1, 2025.

Pursuant to the Journy.tv Purchase Agreement, as consideration for the Journy.tv Acquisition, the Company paid Ovation $300,000 in cash at closing and issued Ovation 20,000 restricted shares of Company common stock.

In connection with the Journy.tv Acquisition, on April 1, 2025, the Company and Ovation also entered into a License Agreement (the “License Agreement”), pursuant to which Ovation granted the Company the non-exclusive right, throughout the territories and for the term set forth therein, to exhibit, promote, market, advertise, publicize and/or otherwise exploit the programs listed in the License Agreement in the media of (i) FAST via the Journy.tv Channel and (ii) Video On Demand via the Journy.tv Channel. Pursuant to the License Agreement, Ovation shall not license any unaffiliated third party the right to exhibit certain of the programs subject to the License Agreement, and shall not use certain of the programs subject to the License Agreement on its owned or operating streaming platforms (subject to certain exceptions). As consideration for the rights granted under the License Agreement, the Company agreed to pay Ovation an aggregate non-refundable license fee of $336,801, as follows:

Payment Date	Amount
April 30, 2025	$47,709
July 31, 2025	$59,709
October 31, 2025	$47,709
January 31, 2026	$22,709
April 30, 2026	$22,709
July 31, 2026	$22,709
October 31, 2026	$22,709
January 31, 2027	$22,709
April 30, 2027	$22,709
July 31, 2027	$22,709
October 31, 2027	$22,709

Strategic Partnership with Intimate Hotels of Barbados (IHB)

On April 3, 2025, NextTrip entered into a strategic partnership with IHB, a collection of over 35 independent hotels and vacation rentals. NextTrip will serve as the official booking engine for IHB, providing a fully integrated travel portal and customized packaging tools directly on the IHB website.

12

NextTrip Cruise Launches, Offering Seamless Cruise Booking Experience

On March 27, 2025, NextTrip unveiled NextTrip Cruise, a fully integrated cruise booking engine providing access to over 10,000 sailings and 35 cruise partners. Travelers benefit from exclusive pricing, concierge service, and bundled packages that include transfers, pre- and post-cruise stays, and expert travel support.

Recent Developments

TAPipeline Acquisition

On August 6, 2025, the Company entered into a Membership Interest Purchase Agreement (the “TA MIPA”) with TAPipeline LLC (“TA”) and the members of TA (the “TA Members”), pursuant to which the Company purchased all of the issued and outstanding membership interests of TA from the TA Members (the “TA Acquisition”), resulting in TA becoming a wholly owned subsidiary of the Company. The TA Acquisition closed on August 6, 2025.

Pursuant to the TA MIPA, as consideration for the TA Acquisition, at closing, the Company (i) paid the TA Members an aggregate of $443,169 in cash (the “TA Closing Payment”), $118,169 of which (the “Estimated Additional Closing Payment”) was paid as a purchase price adjustment based on the Members’ Deficit (as defined in the TA MIPA) set forth in the closing balance sheet provided by TA in connection with closing, as more particularly provided for by the TA MIPA; and (ii) issued an aggregate of 96,774 restricted shares of Company common stock (the “TA Closing Shares,” and together with the TA Closing Payment, the “TA Closing Consideration”) to the TA Members, valued at $300,000, based on a price per share of $3.10. The Estimated Additional Closing Payment is subject to adjustment, upward or downward, to the extent that the Members’ Deficit as of the closing date is determined to be less than or exceed $175,000, as provided in the TA MIPA. In addition to the TA Closing Consideration, and as further consideration for the TA Acquisition, the Company shall make an additional payment to the TA Members in the form of an earnout (the “TA Milestone Payment”), which shall be in an amount equal to five percent (5%) of the net revenues generated by TA during the 12 month period after the closing date (the “Milestone Period”), up to a maximum of $200,000. The TA Milestone Payment shall be paid to the TA Members within 10 days following completion of the Milestone Period and will be payable fifty percent (50%) in cash and fifty percent (50%) in restricted shares of Company common stock (the “TA Milestone Shares,” and together with the TA Closing Shares, the “TA Acquisition Shares”), to be calculated based on a price per share of $3.10.

In addition to the foregoing, in the event that the Fair Market Value of the Company’s common stock is less than $3.10 (the “Base Price”) during the applicable Exercise Period, each TA Member shall have the limited, one time option, to exercise one of the following rights as to some or all of their outstanding TA Acquisition Shares by delivering notice to the Company: (i) the right to require the Company to repurchase from the TA Member all or any portion of their outstanding TA Acquisition Shares at the Base Price; (ii) the right to require the Company to issue to such TA Member that number of additional shares of Company common stock (the “Top Up Shares”) as is necessary to make the aggregate value of the number of TA Acquisition Shares specified in the notice (based on the Fair Market Value) equal to the original aggregate value of the number of TA Acquisition Shares specified in the notice (based on the Base Price); and (iii) the right to require the Company to pay to such TA Member, in cash, an amount equal to the product of (x) the number of TA Acquisition Shares specified in the notice and (y) the positive difference, if any, between the Base Price and the Fair Market Value. For purpose of the foregoing rights, the “Exercise Period” means the three month period commencing upon the earlier of: (i) with respect to the TA Closing Shares, (x) the date that the TA Closing Shares first become eligible for public resale and (y) the first anniversary of the closing date; and (ii) with respect to the TA Milestone Shares, (x) the date that the TA Milestone Shares first become eligible for public resale and (y) the first anniversary of the closing date. Additionally, for purpose of the foregoing rights, “Fair Market Value” means the volume weighted average price per share of the Company’s common stock for the twenty consecutive trading days immediately preceding the notice date. During the Exercise Period, each of the TA Members shall be prohibited from engaging in certain transactions in the Company’s stock, as more particularly set forth in the TA MIPA.

The TA MIPA contains customary representations, warranties, covenants, indemnification and other terms customary in similar transactions.

In consideration for their receipt of the foregoing consideration, at closing of the TA Acquisition, each of the TA Members entered into restrictive covenant agreements providing for certain customary restrictive covenants, including customary non-competition, non-solicitation and no hire covenants for a period of three years following the closing date, and customary confidentiality covenants.

13

In connection with closing of the TA Acquisition, management completed a significance analysis in accordance with Rules 8-04 and 8-05 of Regulation S-X, Items 2.01 and 9.01 of Form 8-K and Item 11(e) of Form S-1, including of the investment test, asset test and income test, and determined that the TA Acquisition does not constitute a “significant” acquisition under any of such tests because the 20% threshold was not exceeded for either of the investment or asset tests, and in the case of the income test, although the revenue component exceeded the 20% threshold the income component did not exceed the 20% threshold. Additionally, the Company completed an analysis of the requirement to file financial statements of individually insignificant business acquired by the Company in accordance with Form S-1 and Rule 3-05 of Regulation S-K, and determined that the aggregate significance of all businesses acquired by the Company for which financial statements have not been filed with the SEC did not exceed the 50% threshold under any of the investment, asset or income tests. Accordingly, the Company determined that it is not required to file audited financial statements of TA Pipeline or other businesses it has recently acquired or pro-forma financial statements of the Company reflecting the TA Acquisition or any such other acquisitions with the SEC pursuant to either Form 8-K or Form S-1.

December Private Placement Transactions

On December 22, 2025, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the selling stockholder pursuant to which we agreed to issue and sell, in a private placement (the “December 2025 Private Placement”), 1,000,000 Placement Shares and Warrants to purchase 1,000,000 shares of our common stock. The Warrants have an exercise price of $3.43 per share, will be exercisable six months from the date of issuance, and will have a term of four years from the initial exercise date. Pursuant to a Registration Rights Agreement between us and the selling stockholder, we agreed to file a registration statement to cover the resale of the Placement Shares and the Warrant Shares. This Registration Statement is being filed pursuant to such Registration Rights Agreement. The December 2025 Private Placement closed on December 23, 2025, which resulted in gross proceeds of $3,000,000 before deducting the placement agent’s fees and related expenses.

In conjunction with the Purchase Agreement, we entered into the following agreements on December 23, 2025, which agreements were entered into to ensure that we satisfy all listing requirements of the Nasdaq Capital Market: (a) an amendment to a common stock warrant issued to Denis Suggs for 35,000 shares on October 28, 2025, (b) an amendment to a common stock warrant issued to KC Global Media Asia LLC (“KCGM”) for 16,700 shares on November 4, 2025, (c) an amendment to a common stock warrant issued to Charcoal Investment Ltd. for 166,667 shares on November 21, 2025, and (d) a share cancellation agreement entered into with KCGM (the “Share Cancellation Agreement”). Each of the amendments to the warrants were entered into to make the following changes: (i) extend the initial exercise date to six months from the date of the amendments, or June 23, 2025, (ii) increase the exercise price of the warrants, and (iii) and extending the expiration date of each of the warrants for one year beyond the original expiration date. In addition, we and KCGM entered into the Share Cancellation Agreement whereby KCGM agreed to cancel 75,000 shares of common stock that were issued to KCGM pursuant to a securities purchase agreement entered into between us and KCGM on July 17, 2025. KCGM is receiving instead a pre-funded warrant for the issuance of 75,000 shares of common stock (“Pre-Funded Warrant”), which Pre-Funded Warrant may not be exercised unless and until the Company has received shareholder approval such that the shares issuable under the Pre-Funded Warrant will be in compliance with the listing requirements of Nasdaq.

Additional information regarding the foregoing is set forth under the heading “The December 2025 Private Placement Transactions.”

Corporate Information

We were incorporated as Messidor Limited in Nevada on December 23, 1985, and changed our name to Framewaves Inc. in 2001. On September 27, 2010, we changed our name to Sigma Labs, Inc. On May 17, 2022, we began doing business as Sigma Additive Solutions, and on August 9, 2022, changed our name to Sigma Additive Solutions, Inc. On March 13, 2024, we changed our name to NextTrip, Inc.

Our principal executive offices are located at 3900 Paseo del Sol, Santa Fe, New Mexico 87507, and our telephone number is (954) 526-9688. Our website address is www.nexttrip.com. Unless expressly noted, none of the information on our corporate website is part of this prospectus or any prospectus supplement.

14

THE OFFERING

Shares offered by the selling stockholder	Up to an aggregate of 2,000,000 shares of our common stock, which consists of (i) 1,000,000 Placement Shares, and (ii) 1,000,000 Warrant Shares.

Common stock to be outstanding after this offering	13,624,760 shares of common stock (excludes the 1,000,000 Warrant Shares).

Use of proceeds	The selling stockholder will receive all of the proceeds from the sale of the Shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the Shares by the selling stockholder. However, upon the selling stockholder’s exercise of the Warrants by payment of cash, we will receive the exercise price of the Warrants. We cannot predict if, when and in what amounts the Warrants will be exercised by payments of cash and it is possible that the Warrants may expire and never be exercised or may be exercised via cashless exercise, in which case we would not receive any cash proceeds. Any proceeds we receive are expected to be used for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk factors	Investment in our securities involves a high degree of risk and could result in a loss of your entire investment. You should read the “Risk Factors” section of this prospectus beginning on page 17 and the other information included or incorporated by reference into this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Market symbol and trading	Our common stock is listed on the Nasdaq Capital Market under the ticker symbol “NTRP.”

15

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This prospectus may contain certain “forward-looking” statements as such term is defined by the SEC in its rules, regulations and releases, which represent our expectations or beliefs, including but not limited to, statements concerning our operations, economic performance, financial condition, growth and acquisition strategies, investments, and future operational plans. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intent,” “could,” “estimate,” “might,” “plan,” “predict” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including uncertainties related to acquisitions, governmental regulation, managing and maintaining growth, the operations of the Company and its subsidiaries, volatility of our stock price, and any other factors discussed in this and other registrant filings with the SEC.

These risks and uncertainties and other factors include, but are not limited to those set forth under “Risk Factors” of this prospectus. Given these risks and uncertainties, readers are cautioned not to place undue reliance on our forward- looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Except as otherwise required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this prospectus or in the documents we incorporate by reference, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

This prospectus contains forward-looking statements, including statements regarding, among other things:

●	our anticipated needs for working capital;

●	our ability to secure additional financing;

●	the potential exercise of warrants held by the selling stockholder;

●	our ability to continue as a going concern;

●	we have incurred significant losses since our inception and anticipate that we will continue to incur losses in the future;

●	regulatory or legal developments in the United States and other countries;

●	the level of expenses related to our product development and operations;

●	our efforts to expand our products and our business; and

●	our ability to maintain compliance with the listing requirements of the Nasdaq Capital Market.

Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in the prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. We caution you not to place undue reliance on these forward-looking statements.

16

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below, as well as those described under “Risk Factors” contained in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors included in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K following the most recent Annual Report on Form 10-K, and in all other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, before deciding whether to invest in our securities. The occurrence of any of the events or developments described below and in our filings with the SEC could harm our business, financial condition, operating results, and/or growth prospects.

The risks described below and in our filings with the SEC are not the only ones facing us. Our business is also subject to the risks that affect many other companies, such as competition, labor relations, general economic conditions, inflation, supply chain constraints, geopolitical changes, and international operations. We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. Additional risks not currently known to us or that we currently believe are immaterial also may impair our business operations and our liquidity. The risks described below and in our filings with the SEC could cause our actual results to differ materially from those contained in the forward-looking statements we have made in this prospectus, the information incorporated herein by reference, and those forward-looking statements we may make from time to time. You should understand that it is not possible to predict or identify all such factors. This prospectus is qualified in its entirety by these risk factors.

Investors who buy shares at different times will likely pay different prices.

The selling stockholder will have discretion as to whether and when it exercises the Warrants, as well as if, when and at what price they resell the Placement Shares and the Warrant Shares. As a result, investors who purchase Shares from the selling stockholder in this offering at different times will likely pay different prices for those Shares, and so may experience different levels of dilution, and in some cases substantial dilution, and different outcomes in their investment results. Investors may experience a decline in the value of the Shares they purchase from the selling stockholder in this offering as a result of future sales made by the selling stockholder to purchasers at prices lower than the prices such investors paid for their shares in this offering.

The sale of a substantial number of shares of our common stock by the selling stockholder may cause the price of our common stock to decline.

We are registering for resale by the selling stockholder up to 2,000,000 Shares. If the selling stockholder sells, or the market perceives that the selling stockholder intends to sell, a substantial number of Shares in the public market, the price of our common stock may decline. The Shares if sold in the market all at once or at approximately the same time, could depress the market price of our common stock. Additionally, such conditions may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our management will have broad discretion over the use of the net proceeds received in connection with cash exercises of the Warrants by the selling stockholder, if any, and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder. However, upon the selling stockholder’s exercise of the Warrants by payment of cash, we will receive the exercise price of the Warrants. Our management will have broad discretion as to the use of the proceeds from the exercise of Warrants by the selling stockholder, and we could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

17

You may experience additional dilution as a result of future equity offerings.

In order to raise additional capital, we may sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be lower than the price per share that you purchase the shares of common stock being offered hereunder by the selling stockholder.

You may experience further dilution as a result of the exercise of additional warrants.

If the holders of our remaining common stock warrants elect to exercise such warrants, we will issue up to an additional 4,388,430 shares of our common stock, assuming any beneficial ownership limitations do not apply.

Sales of a substantial number of shares of our common stock following the warrant exercises, or the perception that such sales could occur, could cause the market price of our common stock to decline significantly, increase its volatility, and make it more difficult for us to raise capital through future equity offerings.

THE DECEMBER 2025 PRIVATE PLACEMENT TRANSACTIONS

The following provides a summary of the transactions entered into with the selling stockholder pursuant to which it received, or is entitled to receive, the shares of our common stock being registered hereby for resale by the selling stockholder. The following summaries of such transactions do not purport to be complete and are subject to, and qualified in their entirety by, the forms of transaction documents entered into in connection with such transactions, which are filed as exhibits to the registration statement of which this prospectus is a part and which are incorporated herein by reference. You should carefully read this entire prospectus, including the information incorporated herein by reference.

December Private Placement Transactions

On December 22, 2025, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the selling stockholder pursuant to which we agreed to issue and sell, in a private placement (the “December 2025 Private Placement”), 1,000,000 Placement Shares and Warrants to purchase 1,000,000 shares of our common stock. The Warrants have an exercise price of $3.43 per share, are exercisable six months from the date of issuance, and have a term of four years from the initial exercise date. The Warrants may only be exercised on a cashless basis if there is no registration statement registering, or the prospectus contained therein is not available for, the issuance or resale of the Warrant Shares. We are prohibited from effecting an exercise of the Warrants to the extent that such exercise would result in the number of shares of Common Stock beneficially owned by such holder and its affiliates exceeding 4.99% of the total number of our shares of common stock outstanding immediately after giving effect to the exercise, which percentage may be increased or decreased at the holder’s election not to exceed 9.99%. The exercise price of the Warrants, and the number of Warrant Shares, will be subject to adjustment in the event of any stock dividend or split, recapitalization, reorganization or similar transaction as described in the Warrants. In the event of certain fundamental transactions, the holder of the Warrants will have the right to receive the Black-Scholes Value of the Warrants calculated pursuant to a formula set forth in the Warrants, payable in the form of consideration as described in the Warrants.

The December 2025 Private Placement closed on December 23, 2025 which resulted in gross proceeds of $3,000,000 before deducting the placement agent’s fees and related expenses.

Pursuant to a Registration Rights Agreement between us and the selling stockholder, we agreed to file a registration statement to cover the resale of the Placement Shares and the Warrant Shares. This Registration Statement is being filed pursuant to such Registration Rights Agreement.

Pursuant to a Placement Agency Agreement dated as of December 22,2025 (the “Placement Agreement”), we engaged Ladenburg Thalmann & Co., Inc. (the “Placement Agent”) to act as our exclusive placement agent in connection with the December 2025 Private Placement. Pursuant to the Placement Agreement, at the closing, we paid to the Placement Agent a cash fee of 8% of the aggregate proceeds raised in the 2025 Private Placement. We had previously paid the Placement Agent $25,000 against expenses incurred. At the closing, we reimbursed the Placement Agent for all expenses incurred by the Placement Agent out of the gross proceeds received by us the amount of $50,000.

18

Pursuant to the Purchase Agreement and subject to certain exceptions, we agreed not to, until 30 days following the effective of the registration statement, (i) enter into or effect any issuance of common stock or common stock equivalents (as defined the Purchase Agreement) or file any new registration statement or any amendment or supplement thereto. We also agreed not to enter into a variable rate transaction (as defined in the Purchase Agreement) for a period of 180 days following the effective date.

In conjunction with the Purchase Agreement, we entered into the following agreements on December 23, 2025, which agreements were entered into to ensure that we satisfy all listing requirements of the Nasdaq Capital Market (“Nasdaq”): (a) an amendment to a common stock warrant issued to Denis Suggs for 35,000 shares on October 28, 2025, (b) an amendment to a common stock warrant issued to KC Global Media Asia LLC (“KCGM”) for 16,700 shares on November 4, 2025, (c) an amendment to a common stock warrant issued to Charcoal Investment Ltd. for 166,667 shares on November 21, 2025, and (d) a share cancellation agreement entered into with KCGM (the “Share Cancellation Agreement”). Each of the amendments to the warrants were entered into to make the following changes: (i) extend the initial exercise date to six months from the date of the amendments, or June 23, 2025, (ii) increase the exercise price of the warrants, and (iii) and extending the expiration date of each of the warrants for one year beyond the original expiration date. In addition, we and KCGM entered into the Share Cancellation Agreement whereby KCGM agreed to cancel 75,000 shares of common stock that were issued to KCGM pursuant to a securities purchase agreement entered into between us and KCGM on July 17, 2025, KCGM is receiving instead a pre-funded warrant for the issuance of 75,000 shares of common stock (“Pre-Funded Warrant”), which Pre-Funded Warrant may not be exercised unless and until we have received shareholder approval such that the shares issuable under the Pre-Funded Warrant will be in compliance with the listing requirements of Nasdaq.

Additional information with respect to the December 2025 Private Placement is contained in this prospectus under the Heading “Selling Stockholder” and in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 29, 2025.

USE OF PROCEEDS

The selling stockholder will receive all of the proceeds from the sale of the Shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the Shares by the selling stockholder. However, we will receive proceeds from the sales, if any, of Shares upon the selling stockholder’s exercise of the Warrants by payment of cash.

We cannot predict the number or value of the Shares if, when and in what amounts the Warrants will be exercised by payments of cash and it is possible that the Warrants may expire and never be exercised or may be exercised via cashless exercise, in which case we would not receive any cash proceeds. We currently intend to use any proceeds that we receive from the cash exercise of the Warrants for general corporate purposes, including operating expenses, capital expenditures and working capital.

SELLING STOCKHOLDER

The shares of common stock being offered by the selling stockholder constitute the Placement Shares previously issued to the selling stockholder and the Warrant Shares issuable pursuant to the exercise of the Warrants. For additional information regarding the issuances of those shares of common stock, see “The December 2025 Private Placement Transactions” above. In accordance with the terms of the Registration Rights Agreement, we are registering the Shares in order to permit the selling stockholder to offer the Shares for resale from time to time. Except for the ownership of the Shares, the selling stockholder has not had any material relationship with us within the past three years.

The table below lists the selling stockholder and other information regarding the beneficial ownership of the shares of common stock held by the selling stockholder. The second column lists the number of shares of common stock beneficially owned by the selling stockholder, based on its ownership of the shares of common stock, as of December 31, 2025. The third column lists the shares of common stock offered by this prospectus by the selling stockholder pursuant to the terms of the Registration Rights Agreement with the selling stockholder, this prospectus covers the resale of the number of shares of common stock issued to the selling stockholder. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

19

The selling stockholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

The table is based on information supplied to us by the selling stockholder. Except as described in footnote 3, beneficial and percentage ownership is determined in accordance with the rules and regulations of the SEC, which is based on voting or investment power with respect to such shares, and this information does not necessarily indicate beneficial ownership for any other purpose. In accordance with SEC rules, in computing the number of shares beneficially owned by the selling stockholder, shares of common stock subject to derivative securities held by the selling stockholder that are currently exercisable or convertible, or that will be exercisable or convertible within 60 days after December 31, 2025, are deemed outstanding for purposes of the selling stockholder. The selling stockholder’s percentage ownership in the table below is based on 13,624,760 shares of our common stock outstanding as of December 31, 2025.

The selling stockholder may sell all, some or none of their shares of common stock covered by this prospectus. We do not know the number of such shares, if any, that will be offered for sale or otherwise disposed of by the selling stockholder. Furthermore, since the date on which we filed this prospectus, the selling stockholder may have sold, transferred or disposed of shares of common stock covered by this prospectus in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution” beginning on page 20.

	Beneficially Owned Before Offering(1)			Shares of Common Stock Offered Under this		Beneficially Owned After Offering(2)
Name of Selling Stockholder	Number		Percentage	Prospectus		Number	Percentage
Armistice Capital, LLC(3)	2,000,000	(1)(3)	13.67%	2,000,000	(2)	0	0%

(1)	Based on 13,624,760 shares of our common stock outstanding at December 31, 2025, without giving effect to the beneficial ownership and the timing of the exercise limitations included in the Warrants held by the selling stockholder.

(2)	Assumes that all of the shares of common stock being registered by this prospectus are resold by the selling stockholder to third parties.

(3)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”) and may be deemed to be beneficially owned by (i) Armistice Capital, LLC (Armistice Capital”), as the investment manager of the Master Fund, and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the Warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The business address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th floor, New York, NY 10022.

PLAN OF DISTRIBUTION

The Selling Stockholder (the “Selling Stockholder”) of the securities covered hereby and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

20

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.

The Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) the date on which all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

21

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by TroyGould PC, Los Angeles, California.

EXPERTS

Haynie & Company, the Company’s independent registered public accounting firm, has audited the Company’s financial statements at February 28, 2025 and February 29, 2024, and for the fiscal years then ended, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus and the registration statement of which this prospectus is a part.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended February 28, 2025, filed with the SEC on May 29, 2025;

●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 1,2025;

●	Our Quarterly Reports on Form 10-Q for the quarters ended May 31, 2025 and August 31, 2025, filed with the SEC on July 15, 2025 and October 15, 2025, respectively;

●	Our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on March 7, 2025, March 28, 2025, April 4, 2025, April 7, 2025, April 11, 2025, April 14, 2025, April 24, 2025, May 2, 2025, May 8, 2025, May 9, 2025, June 23, 2025 , June 30, 2025, July 15, 2025, July 22, 2025, August 12, 2025, August 20, 2025, September 11, 2025, September 15, 2025, September 18, 2025, October 8, 2025, October 14, 2025, October 15, 2025; November 5, 2025, November 19, 2025, November 28, 2025, and December 29, 2025; and

●	the description of our common stock contained in our registration statement on Form 8-A (File No. 001-38015) filed with the SEC on February 14, 2017, including any amendment or report filed for the purpose of updating such description, and Exhibit 4.23 to the Company’s Annual Report on Form 10-K filed with the SEC on May 29, 2025.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made (i) on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and (ii) on or after the date of this prospectus but prior to the termination of the offering (i.e., until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus forms a part has been withdrawn). Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

22

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

NextTrip, Inc.

Attention: Corporate Secretary

3900 Paseo del Sol

Santa Fe, New Mexico 87507

You may also access these documents, free of charge, on the SEC’s website at www.sec.gov or on our website at https://investors.nexttrip.com/sec-filings. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus or the registration statement of which this prospectus is a part.

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You should rely only on information contained in, or incorporated by reference into, this prospectus and the registration statement of which this prospectus is a part. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of our common stock offered by the selling stockholder hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the securities offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available on the website of the SEC referred to above. We also maintain a website at www.nexttrip.com. You may access these materials at our corporate website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our corporate website is not a part of this prospectus and the inclusion of our corporate website address in this prospectus is an inactive textual reference only.

23

2,000,000 Shares of Common Stock

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates, except for the Securities and Exchange Commission (“SEC”) registration fee.

Amount to be Paid
SEC Registration Fee	$919
Legal fees and expenses	$35,000
Accounting fees and expenses	$5,000
Miscellaneous fees and expenses	$2,000
Total	$42,919

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Nevada Revised Statutes provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director or officer must not have had reasonable cause to believe his/her conduct was unlawful. Under applicable sections of the Nevada Revised Statutes, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined the officer or director did not meet the standards.

Our bylaws include an indemnification provision under which we must indemnify any of our directors or officers, or any of our former directors or officers, to the full extent permitted by law. We have also entered into indemnification agreements with each of our directors and officers under which we must indemnify them to the full extent permitted by law. At present, there is no pending litigation or proceeding involving any of our directors or officers for which indemnification is sought, nor are we aware of any threatened litigation that is likely to result in claims for indemnification. We also maintain insurance policies that indemnify our directors and officers against various liabilities, including liabilities arising under the Securities Act, which may be incurred by any director or officer in his or her capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

We have entered into indemnification agreements with each of our directors and intend to enter into such agreements with certain of our executive officers. These agreements provide that we will indemnify each of our directors, certain of our executive officers and, at times, their affiliates to the fullest extent permitted by Nevada law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the Company and/or in furtherance of our rights. Additionally, each of our directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by their affiliates, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that the Company’s obligations to those same directors are primary and any obligation of the affiliates of those directors to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

II-1

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

The registrant has filed the exhibits listed on the accompanying Exhibit Index of this registration statement.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto, provided in the documents incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

II-2

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communications that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

II-3

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation of the Company, as amended (filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed on March 24, 2022, and incorporated herein by reference).
3.2	Certificate of Amendment to Amended and Restated Articles of Incorporation, as amended (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed August 12, 2022, and incorporated herein by reference).
3.3	Amended and Restated Bylaws of the Company, as amended. (filed by the Company as Exhibit 3.12 to the Company’s Form 10-K, filed on March 24, 2021, and incorporated herein by reference).
3.4	Amendment No. 3 to Amended and Restated Bylaws of Sigma Additive Solutions, Inc. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed December 16, 2022, and incorporated herein by reference).
3.5	Certificate of Change Pursuant to NRS 78.209 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed September 22, 2023 and incorporated herein by reference).
3.6	Certificate of Amendment, effective March 13, 2024 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed March 12, 2024 and incorporated herein by reference).
4.1	Warrant by and between the Company and Armistice dated December 23, 2025 (filed as Exhibit 4.1 to the Company’s Current Report on form 8-K filed on December 29, 2025, and incorporated herein by reference.)
5.1*	Opinion of TroyGould PC .
10.1	Securities Purchase Agreement dated as of December 22, 2025 by and between the Company and Armistice Capital Fund Ltd. (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on December 20, 2025 and incorporated herein by reference)
10.2	Placement Agency Agreement dated as of December 22, 2025 by and between the Company and Ladenburg Thalmann Co, Inc. (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K on December 29, 2025 and incorporated herein by reference)
10.3	Registration Rights Agreement dated as of December 22, 2025 by and between the Company and Armistice Capital Fund Ltd. (filed as Exhibit 10.3 to the Company’s Current report on Form 8-K on December 29, 2025 and incorporated herein by reference)
23.1*	Consent of Haynie & Company.
23.2*	Consent of TroyGould PC. (included in Exhibit 5.1 to the Company’s Registration Statement).
24.1	Power of Attorney (included on the signature page to this Registration Statement).
107*	Filing Fee Table.

*	Filed herewith.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Fe, State of New Mexico, on January 2, 2026.

NEXTTRIP, INC.

By:	/s/ William Kerby
William Kerby
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints William Kerby and Frank Orzechowski, and each of them, as his true and lawful attorneys-in-fact and agent with full power of substitution, for him or her in any all capacities, to sign and to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in fact proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection wherewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ William Kerby	Chief Executive Officer and Director	January 2, 2026
William Kerby	(Principal Executive Officer)

/s/ Frank Orzechowski	Chief Financial Officer	January 2, 2026
Frank Orzechowski	(Principal Financial and Accounting Officer)

/s/ Donald P. Monaco	Chair of the Board of Directors	January 2, 2026
Donald P. Monaco

/s/ Jimmy Byrd	Director	January 2, 2026
Jimmy Byrd

/s/Carmen Diges	Director	January 2, 2026
Carmen Diges

/s/ David Jiang	Director	January 2, 2026
David Jiang

/s/Stephen Kircher	Director	January 2, 2026
Stephen Kircher

/s/Andy Kaplan	Director	January 2, 2026
Andy Kaplan

II-5